Exhibit 10.22

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of March 26, 2021, is entered into by umb bank, n.a. (together with its successors and assigns, “Lender”), SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“SLG”), SLG CHEMICALS, INC., a Colorado corporation (“Chemicals”), and NEOTERIC COSMETICS, INC., a Colorado corporation (“NC”, and together with SLG and Chemicals, collectively, “Borrowers” and each, a “Borrower”) and each of the undersigned guarantors (collectively “Guarantors” and together with Borrowers, “Obligors”), with reference to the following facts:

RECITALS

A.

Lender and Borrowers are parties to a Loan and Security Agreement dated as of July 1, 2020 (as has been or may be amended, supplemented, replaced, restated or otherwise modified, the “Loan Agreement”), pursuant to which Lender has provided certain credit facilities to Borrowers.

B.	Borrowers have requested that Lender make certain modifications to the Loan Agreement.
C.	Lender is willing to provide such accommodations to the Borrowers on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.

Defined Terms.  Any and all initially capitalized terms used in this Amendment (including, without limitation, in the Recitals to this Amendment) without definition shall have the respective meanings assigned thereto in the Loan Agreement.  Effective as of December 31, 2020, the following defined terms in Section 1.1 of the Loan Agreement are hereby added or amended and restated in their entirety, as appropriate, to read as follows:

“‘Applicable Margin’ means:

(a)	with respect to Revolving Loans:

(i) 3.75% from the Closing Date through the date immediately preceding the First Amendment Effective Date, and

(ii)5.75% from and after the First Amendment Effective Date; provided, however, if all of the Applicable Margin Reduction Conditions have been satisfied, the Applicable Margin will be reduced to 3.75%; and

(b) with respect to Term Loan:

(i) 4.50% from the Closing Date through the date immediately preceding the First Amendment Effective Date, and

(ii)6.50% from and after the First Amendment Effective Date; provided, however, if all of the Applicable Margin Reduction Conditions have been satisfied, the Applicable Margin will be reduced to 4.50%; and

(c) with respect to all other Obligations:

(i) 4.50% from the Closing Date through the date immediately preceding the First Amendment Effective Date, and

(ii)6.50% from and after the First Amendment Effective Date; provided, however, if all of the Applicable Margin Reduction Conditions have been satisfied, the Applicable Margin will be reduced to 4.50%.

‘Applicable Margin Reduction Conditions’ means the first day of the first month following Borrowers’ submission of a Compliance Certificate demonstrating that: (a) no Defaults or Events of Default have occurred and are continuing (including compliance with all financial covenants), and (b) Borrowers’ Fixed Charge Coverage Ratio, measured on a trailing twelve month basis is equal or greater than 1.20 to 1.00 for 3 or more consecutive months.

‘Benchmark Replacement Supplement’ means the Benchmark Replacement Supplement, dated as of March 26, 2021, between Borrowers and Lender.

‘Cash Flow After Debt Service’ means, for any period, EBITDA for such period, minus cash taxes paid during such period, minus Non-Financed Capital Expenditures made during such period, minus all Restricted Payments paid or payable to a Person that is not a Loan Party made during such period, minus Fixed Charges for such period.

‘Contract Rate’ means a per annum rate equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin.  Notwithstanding anything to the contrary set forth herein, if at any time the Contract Rate determined as provided above would be less than 3.50% per annum, then the Contract Rate shall be deemed to be 3.50% per annum.

‘EBITDA’ means, for any period, the sum of (a) Net Income (or Net Loss) for such period, plus (b) the interest expense for such period, plus (c) the provision for income taxes allocable to such period, plus (d) any depreciation or amortization expenses for such period, plus (e) non-cash stock compensation expense, non-cash adjustments to the value of fixed assets or intangible assets, and other non-cash, non-recurring losses, charges or expenses (or minus non-recurring income or gain) approved by Lender in its Permitted Discretion, to the extent included in determining Net Income (or Net Loss) for such period plus solely with respect to any period which includes any of the months ended below, the amounts set forth below opposite the month ended periods which are part of the period with respect to which EBITDA is being calculated:

Month Ending Period	Add Back Amount
January 31, 2020	$324,000
February 29, 2020	$213,000
March 31, 2020	$366,000
April 30, 2020	$183,000

May 31, 2020	$183,000
June 30, 2020	$201,000

For the avoidance of doubt, EBITDA will not be increased by the amount of the year-end adjustments made by Borrowers in December 2020 in the approximate amount of $857,000.

‘First Amendment Effective Date’ means the date that all of the conditions to the effectiveness of the First Amendment to Loan and Security Agreement, dated as of March 26, 2021, have been satisfied or waived.

‘Fixed Charges’ means, without duplication, (i) cash interest expense paid or scheduled to be paid during such period, plus (ii) principal payments on Debt which were made or scheduled to be paid during such period (other than payments of principal of Revolving Loans (unless in conjunction with a permanent reduction in the Revolving Facility Limit)), plus (iii) payments on Capitalized Leases which were made or scheduled to be made during such period, all calculated for SLG and its Subsidiaries on a consolidated basis, provided that, with respect to any twelve month period (the ‘Applicable Period’) which includes any months ending from January 31, 2020 through June 30, 2020 (the ‘Pre-Closing Period’), clauses (b)(i) and (b)(ii) shall collectively be deemed to be equal to (A) $100,000 per month for each month of the Pre-Closing Period which is contained in the Applicable Period plus (B) cash interest expense paid or scheduled to be paid during the portion of the Applicable Period after June 30, 2020 plus (C) principal payments on Debt which were made or scheduled to be paid during the portion of the Applicable Period after June 30, 2020 (other than payments of principal of Revolving Loans (unless in conjunction with a permanent reduction in the Revolving Facility Limit).

‘Fixed Charge Coverage Ratio’ means, for any period, the ratio, determined as of the end of each calendar month of (a) EBITDA for such period, minus cash taxes paid during such period, minus Non-Financed Capital Expenditures made during such period, minus all Restricted Payments paid or payable to a Person that is not a Loan Party made during such period to (b) Fixed Charges for such period.

‘LIBOR Rate’ means, on any date of determination, the greater of (a) zero percent (0.00%) and (b) the rate of interest per annum reported on Reuters Screen LIBOR01 (or any successor page or other commercially available, generally recognized financial information source providing quotations of the London Interbank Offered Rate (‘LIBOR’), as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month; subject to the provisions of the Benchmark Replacement Supplement.  The determination of the LIBOR Rate by Lender shall be conclusive in the absence of manifest error.  The LIBOR rate shall be determined on the first Business Day of each calendar month.

2.	Financial Covenants. Effective as of December 31, 2020, Section 9.1 of the Loan Agreement is hereby amended to read in full as follows:

“Section 9.1Financial Covenants.

(a)Minimum Tangible Net Worth.  Tangible Net Worth as of the last day of each month, shall not be less than the Tangible Net Worth Requirement.  As used herein:

(i)‘Tangible Net Worth Requirement’ means the respective Tangible Net Worth Requirement set forth below:

Test Date	Tangible Net Worth Requirement
December 31, 2020	-$1,325,000
January 31, 2021	-$1,325,000
February 28, 2021	-$1,582,000
March 31, 2021	-$1,505,000
April 20, 2021	-$1,358,000
May 31, 2021	-$1,300,000
June 30, 2021, and the last day of each month thereafter through March 31, 2022	-$1,300,000

thereafter, the Tangible Net Worth Requirement shall be increased (but not decreased) on each Determination Date by an amount equal to 25% of positive Net Income for the fiscal year immediately preceding such Determination Date, based on the audited financial statements required by Section 8.1(a) with respect to the fiscal year ending prior to such Determination Date.

(ii)‘Determination Date’ means the date that Borrowers are required to deliver audited financial statements as set forth in Section 8.1(a).

(b)Minimum Fixed Charge Coverage Ratio.  Commencing with the month ended August 31, 2021, Borrowers’ Fixed Charge Coverage Ratio as of each month-end shall not be less than 1.20 to 1.00.  Borrowers’ Fixed Charge Coverage Ratio shall be measured (i) from August 31, 2021 through December 31, 2021, on a trailing year-to-date basis, and (ii) thereafter on a trailing twelve month basis.

(c)Minimum Cumulative Cash Flow After Debt Service.  Borrowers’ cumulative Cash Flow After Debt Service, for each Test Period below, shall not be less than the amount opposite such Test Period through July 31, 2021:

Test Period	Cumulative Cash Flow After Debt Service
January 1, 2021 through January 31, 2021	-$48,000
January 1, 2021 through February 28, 2021	-$492,000
January 1, 2021 through March 31, 2021	-$550,000
January 1, 2021 through April 30, 2021	-$578,000
January 1, 2021 through May 31, 2021	-$211,000
January 1, 2021 through June 30, 2021	-$38,000
January 1, 2021 through July 31, 2021	$139,000”

3.	Compliance Certificate. Exhibit B to the Loan Agreement is amended and replaced by Exhibit B to this Amendment.
4.	Acknowledgments. Each Obligor acknowledges and agrees that:
(a)	Lender has a valid, perfected and first priority security interest and lien upon all of the Collateral to secure the Obligations
(b)	Each of the Loan Documents is in full force and effect, and is enforceable against such Obligor and the Collateral in accordance with its respective terms; and
(c)

Such Obligor has no defenses, offsets, recoupments or counterclaims to: (i) its obligation to pay all amounts from time to time owing and to perform all obligations required to be performed under the Loan Documents, (ii) enforcement of Lender’s rights in and to the Collateral, or (iii) enforcement of any other of Lender’s rights or remedies.

5.Representations and Warranties.  Each Obligor represents and warrants to Lender that:

(a)

Upon the effectiveness of this Amendment, there exists no Default or Event of Default, or any other condition or occurrence of events that now constitute or with the passage of time or the giving of notice or both, would constitute a Default or Event of Default, under the Loan Agreement or any other Loan Document.

(b)	Each person executing and delivering this Amendment (other than Lender), has been duly authorized by all necessary corporate action.

(c)

All representations and warranties contained in the Loan Documents, except for those that speak as of a particular date, are and remain true and correct in all material respects as of the date of this Amendment.

6.	Conditions Precedent. The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:
(a)	This Amendment. Lender shall have received this Amendment duly executed by an authorized officer of Borrowers and Guarantors;
(b)	Benchmark Replacement Supplement. Lender shall have received the Benchmark Replacement Supplement duly executed by an authorized officer of Borrowers; and
(c)	Officers Certificate. Lender shall have received a duly executed Officer’s Certificate in form acceptable to Lender.
7.

Renewal and Extension of Security Interests and Liens.  Each Obligor hereby (a) renews and affirms the Liens created and granted in the Loan Documents, and (b) agrees that this Amendment shall in no manner affect or impair the Liens securing the Obligations, and that such Liens shall not in any manner be waived, the purposes of this Amendment being to modify the Loan Agreement as herein provided, and to carry forward all Liens securing the same, which are acknowledged by such Obligor to be valid and subsisting.

8.

Integration.  This Amendment, and the documents referred to herein constitute the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

9.

Counterparts.  This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement. The parties agree that the electronic signature of a party to this Amendment shall be as valid as an original manually executed signature of such party and shall be effective to bind such party to this Agreement.

10.

Release.  Each of the Obligors (for purposes of this Section, each a “Releasing Party” and collectively, the “Releasing Parties”) releases, acquits and forever discharges Lender, UMB Financial Corporation and their respective past, present and future directors, officers, employees, agents, attorneys, affiliates, successors, administrators and assigns (collectively, the “Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever, heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties on or before the date of execution of this Amendment, WHICH DO OR MAY EXIST, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN (collectively, the “Released Matters”).  In furtherance of this general release, Releasing Parties each acknowledges and waives the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

11.

Acknowledgment of Guarantor.  Each Guarantor hereby acknowledges and agrees to the terms and conditions of this Amendment, acknowledges and reaffirms its/his/her obligations owing to Lender under its/his/her Guaranty, and each other Loan Document to which such Guarantor is a party, and agrees that the Guaranty and other Loan Documents are and shall remain in full force and effect.  Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to the same, each Guarantor understands and acknowledges that Lender has no obligation to inform Guarantors of such matters in the future or to seek any Guarantor’s acknowledgement or agreement to future amendments, and nothing herein shall create such a duty.

12.

Costs and Expenses.  Borrowers agree to pay upon demand all of Lender’s expenses, including without limitation attorneys’ fees, charges and disbursements of outside counsel for Lender, incurred in connection with the preparation, negotiation, review, analysis, administration, enforcement or modification of, and collection and other litigation relating to, or arising out of the Loan Agreement or any other Loan Document, or any amounts owing thereunder.  Lender may pay someone else to help collect such amounts and to enforce the Loan Agreement or any other Loan Document, and Borrowers will pay that amount.  This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and legal expenses, whether or not there is a lawsuit, including attorneys’ fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), foreclosure costs, appeals, and any anticipated post-judgment collection services.  Borrowers will pay any court costs, in addition to all other sums provided by law.

13.

Governing Law.  This Amendment, the interpretation and construction of this Amendment and any provision of this Amendment and of any issue relating to the transactions contemplated by this Amendment shall be governed by the laws of the State of CALIFORNIA, not including conflicts of law rules.

14.

Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim, or proceeding arising out of or related to this Amendment.

15.

Further Assurances.  Borrowers agree to execute and deliver such other agreements, documents and instruments and take such other actions as Lender may reasonably request in connection with the transactions contemplated by this Amendment.

16.

ENTIRE AGREEMENT.  THIS AMENDMENT, THE LOAN AGREEMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH AND PURSUANT TO THIS AMENDMENT AND THE LOAN AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, Obligors and Lender have executed this Amendment by their respective duly authorized officers as of the date first above written.

LENDER: UMB BANK, N.A. By: /s/ John D. Watkins Name: John D. Watkins Title: Senior Vice President
BORROWERS: SCOTT’S LIQUID GOLD-INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
SLG CHEMICALS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
NEOTERIC COSMETICS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer

GUARANTORS: SLG TOUCH-A-LITE, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
COLORADO PRODUCT CONCEPTS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer

BENCHMARK REPLACEMENT SUPPLEMENT

This Benchmark Replacement Supplement (this “Supplement”) is entered into as of March 26, 2021, between umb bank, n.a. (together with its successors and assigns, “Lender”), SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“SLG”), SLG CHEMICALS, INC., a Colorado corporation (“Chemicals”), and NEOTERIC COSMETICS, INC., a Colorado corporation (“NC”, and together with SLG and Chemicals, collectively, “Borrowers” and each, a “Borrower”) and supplements the Loan and Security Agreement dated as of July 1, 2020 (as has been or may be amended, supplemented, replaced, restated or otherwise modified, the “Loan Agreement”).

(a)

Benchmark Replacement. Notwithstanding anything to the contrary herein, in the Loan Agreement or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender may amend the Loan Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. Central Time on the first (1st) day of the month immediately following the month in which Lender provides written notice to Borrowers of the Benchmark Transition Event or Early Opt-in Election; (the “Benchmark Transition Start Date”). Such proposed amendment shall become effective without any further action or consent of Borrowers; provided, however, that Borrowers shall execute any amendment(s) evidencing the Benchmark Replacement and any Benchmark Replacement Conforming Changes (defined herein) within ten (10)  Business Days of delivery of such amendment by Lender to Borrowers.  Replacement of the LIBOR Rate with a Benchmark Replacement will not occur prior to the applicable Benchmark Transition Start Date.

(b)

Benchmark Replacement Conforming Changes. In connection with implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in the Loan Agreement or in any other Loan Document, any amendment(s) implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrowers, but shall be subject to Borrowers’ obligation to execute any amendment(s) evidencing the same.

(c)

Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrowers of: (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its Benchmark Transition Start Date; (ii) implementation of any Benchmark Replacement, (iii) the effect of any Benchmark Replacement Conforming Changes. Any determination, decision, or election that may be made by Lender pursuant to this Supplement, including any determination with respect to a tenor, rate, or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without the consent of Borrowers except, in each case, as expressly required pursuant to this Supplement.

(d)

Alternative Base Rate Until Benchmark Replacement is Selected. Upon the occurrence of a Benchmark Transition Event, commencing on the first Business Day of the following month and continuing until the Benchmark Replacement has been determined by Lender,, the Base Rate shall be the Alternative Base Rate.

(e)	Certain Defined Terms. As used in this Supplement:

“Alternative Base Rate” means the Prime Rate plus or minus a spread adjustment (which may be a positive or negative value or zero), as determined by Lender (with the intention that the Base

Rate plus or minus such spread shall yield a Base Rate substantially equivalent to the previously available LIBOR Rate)

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Lender plus (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero percent (0.00%)  per annum, then the Benchmark Replacement will be deemed to be zero percent (0.00%) per annum for the purposes of the Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable interest period, the spread adjustment applied to the Unadjusted Benchmark Replacement (which may be a positive or negative value or zero), or the method for calculating or determining such spread adjustment, that has been selected by Lender, it being the intention that the Benchmark Replacement will be substantially equivalent to the previously available LIBOR Rate.

“Benchmark Replacement Conforming Changes” means,  with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender were to determine that adoption of any portion of such market practice is not administratively feasible, or if Lender were to determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender would determine is reasonably necessary in connection with the administration of the Loan Agreement).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that at the time of such statement or publication there is no successor administrator that will continue to provide the LIBOR Rate;

(b) a public statement or publication of information by: (1) the regulatory supervisor for the administrator of the LIBOR Rate, (2) the U.S. Federal Reserve System, (3) an insolvency official with jurisdiction over the administrator for the LIBOR Rate, (4) a resolution authority with jurisdiction over the administrator for the LIBOR Rate, or (5) a court of proper jurisdiction or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which statement or publication states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, and provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c) a public statement or publication of information by (1) the regulatory supervisor for the administrator of the LIBOR Rate, (2) the U.S. Federal Reserve System, or (3) a governmental or regulatory authority having jurisdiction over Lender, announcing that the LIBOR Rate is no longer representative of the market.

“Early Opt-in Election” means the occurrence of:

(a)

(1) a determination by Lender that at least ten (10) currently outstanding U.S. Dollar-denominated financings at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the LIBOR Rate, a new benchmark interest rate to replace the LIBOR Rate, or (2) a determination by Lender that the LIBOR Rate (i) is no longer representative of the market, or (ii) does not adequately and fairly reflect the cost of making or maintaining Loans at the LIBOR Rate; and

(2) the election by Lender to declare that an Early Opt-in Election has occurred and Lender providing written notice of such election to Borrowers.

“Prime Rate” means the rate per annum published from time to time by The Wall Street Journal as the base rate for corporate loans at large commercial banks (or if more than one such rate is published, the higher or highest of the rates so published).  If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal.  Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.  Any change in the Prime Rate shall become effective on the day of such change.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Supplement as of the date first written above.

LENDER: UMB BANK, N.A. By: /s/ John D. Watkins Name: John D. Watkins Title: Senior Vice President
BORROWERS: SCOTT’S LIQUID GOLD-INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
SLG CHEMICALS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer
NEOTERIC COSMETICS, INC. By: /s/ Kevin Paprzycki Name: Kevin Paprzycki Title: Chief Financial Officer